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AMENDMENT TO THE SUPPORT AGREEMENT

            Reference is made to the Support Agreement dated as of June 10, 2007 between Peru Copper Inc. ("Peru Copper") and Aluminum Corporation of China ("Chinalco") (the "Agreement") and the notice dated June 14, 2007 (the "Notice") whereby Chinalco Canada B.C. Holdings Ltd. ("Bidco") became and assumed the rights and obligations of the "Offeror" under the Support Agreement. Capitalized terms not defined herein shall have the meanings ascribed to them in the Support Agreement.

        The parties hereby agree to amend the Support Agreement as follows:

  1.
  The phrase "not earlier than 5:00 p.m. (Vancouver time) on the 36th day after the date the Bid Circular is mailed to the Shareholders" in section 2.1(b) of the Agreement be deleted and replaced by "not earlier than noon (Toronto time) on the 36th day after the date the Bid Circular is mailed to the Shareholders".

  2.
  The words "June 22, 2007" in section 2.1(d) of the Agreement be deleted and replaced by "June 25, 2007".

        Apart from the above amendments, the parties confirm that all provisions in the Support Agreement and Notice are unaltered and remain in full force and effect.

Dated: June 21, 2007

PERU COPPER INC.
/s/ DAVID DE WITT Name: David De Witt Title: Director

ALUMINUM CORPORATION OF CHINA
/s/ YA QING XIAO Name: Ya Qing Xiao Title: President

CHINALCO CANADA B.C. HOLDINGS LTD.
/s/ ZHENGANG ZHAO Name: Zhengang Zhao Title: Director

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AMENDMENT TO THE SUPPORT AGREEMENT